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                                                                      Exhibit 99


                                                               [Logo of Premcor]
                                                                 Premier People,
                                                           Products and Services

NEWS RELEASE-------------------------------------------

                                                         Premcor Inc.
                                                         1700 East Putnam
                                                         Suite 500
                                                         Old Greenwich, CT 06870
                                                         203-698-7500
                                                         203-698-7925 fax



        PREMCOR ANNOUNCES AGREEMENT TO ACQUIRE WILLIAMS MEMPHIS REFINERY

     OLD GREENWICH, Connecticut, November 26, 2002---Premcor Inc. (NYSE: PCO) today announced that it has executed a definitive agreement with The Williams Companies for the purchase of the Williams Memphis refinery and related supply and distribution assets located in and around Memphis, Tennessee. The purchase price for the assets is $315 million, plus the value of petroleum inventories at closing. At current petroleum prices, the inventory value would be approximately $150 million. The agreement also contains an earn-out provision that may result in an additional $75 million for Williams over a seven-year period depending on the level of industry refining margins during that period.

     The Memphis refinery has a rated crude oil capacity of 190,000 barrels per day (bpd) but typically processes 170,000 bpd. It has significant conversion capacity. Associated assets include two truck-loading racks; three petroleum terminals in West Memphis, Arkansas, Collierville, Tennessee, and Memphis; supporting pipeline infrastructure that transports both crude oil and refined products; and crude oil tankage at St. James, Louisiana. Also included in the transaction is a new 80-megawatt peaking unit adjacent to the refinery.

     Thomas D. O'Malley, Premcor's Chairman, Chief Executive Officer, and President, said, "The acquisition of the Williams Memphis refinery meets all of Premcor's criteria. We expect it to be accretive to our earnings per share and cash flow from its first day of operation, and at 170,000 barrels per day it has the scale to be a long-term survivor in the competitive marketplace. Williams has invested more than $400 million over the past several years to update and expand the operation. Due to this extensive investment program, the refinery is now capable of meeting clean fuels requirements at a reasonable cost and generating surplus cash flow over the next five years.

     "The refinery's location in an area with growing consumption should assure a good market for its products. Premcor will also benefit from synergies with its Lima refinery and mid-continent distribution system. Both Memphis and Lima process light sweet crude oil and can be supplied via the Capline pipeline system. We will now be able to acquire larger water-borne cargoes for delivery to the VLCC LOOP terminal and shipment on Capline at better economics. Both refineries will benefit from these improved economics. Premcor will also be able to use its mid-continent terminal system to distribute the 40,000 to 50,000 barrels per day produced at Memphis that are not currently marketed in the immediate Memphis area. This will also help us serve customers that previously relied on Premcor's recently closed Hartford refinery."

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     Commenting on the acquisition financing, O'Malley said, "We plan to finance the Memphis acquisition with roughly 50% debt and 50% equity. Premcor's current principal shareholders, the Blackstone Group and Occidental Petroleum, have indicated that they will participate significantly in the common stock offering. Premcor's management team will also participate."

     The transaction has been approved by both companies. Completion of the sale is subject to the satisfaction of certain conditions, including regulatory approvals. The acquisition is expected to close during the first quarter of 2003.

     Premcor will hold an analyst meeting at the Waldorf-Astoria Hotel in New York City tomorrow morning, Wednesday, November 27, at 10:00 am EST to review the Memphis acquisition in more detail. The analyst meeting will be webcast live on the Investor Relations section of the Premcor Inc. website at www.premcor.com, and will be archived on the website thereafter.

     Premcor Inc. is one of the largest independent petroleum refiners and marketers of unbranded transportation fuels and heating oil in the United States.

     This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including the company's current expectations with respect to future market conditions, future operating results, the future performance of its refinery operations, and future acquisitions and related financing transactions. Words such as "expects," "intends," "plans," "projects," "believes," "estimates," "may," "will," "should," "shall," and similar expressions typically identify such forward-looking statements. Even though Premcor believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include, but are not limited to, operational difficulties, varying market conditions, potential changes in gasoline, crude oil, distillate, and other commodity prices, government regulations, and other factors contained from time to time in the reports filed with the Securities and Exchange Commission by the company and its subsidiaries, Premcor USA Inc. and The Premcor Refining Group Inc., including the company's Form S-1 and the company's and its subsidiaries' quarterly reports on Form 10-Q, reports on Form 8-K, and annual reports on Form 10-K.

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Contacts:
Premcor Inc.
Joe Watson, (203) 698-7510 (Media/Investors)
Karen Davis, (314) 854-1424 (Investors)
Michael Taylor, (314) 719-2304 (Investors)